UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2010
G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware	0-18183	41-1590959

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

512 Seventh Avenue New York, New York	10018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 403-0500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On May 13, 2010, G-III Leather Fashions, Inc., J. Percy for Marvin Richards, Ltd., CK Outerwear, LLC, A. Marc & Co., Inc., Andrew & Suzanne Company Inc. and AM Retail Group, Inc., entered into Amendment No. 4 (the “Amendment”) to the Amended and Restated Financing Agreement (the “Financing Agreement”) with JPMorgan Chase Bank, N.A. (“JPMC”), The CIT Group/Commercial Services, Inc., HSBC Bank USA, National Association, Sovereign Bank, Israel Discount Bank of New York, TD Bank, N.A., Signature Bank, Bank Leumi USA, Webster Business Credit, Bank of America, N.A. and Wachovia Bank, N.A., as lenders (collectively, the “Lenders”), and JPMC, as agent for Lenders.
The Amendment amended the Financing Agreement to: (a) increase the maximum line of credit from $250 million to $300 million; (b) provide that borrowings under the line of credit will bear interest, at our option, at the prime rate plus 0.50% or LIBOR plus 2.75%.; (c) extend the maturity of the loan from July 11, 2011 to July 31, 2013; and (d) revise the maximum Senior Leverage Ratio (as defined) that we must maintain.
A copy of the Amendment is filed herewith as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1
Amendment No. 4, dated May 13, 2010, to Amended and Restated Financing Agreement, by and among G-III Leather Fashions, Inc., J. Percy for Marvin Richards, Ltd., CK Outerwear, LLC, A. Marc & Co., Inc., Andrew & Suzanne Company Inc., AM Retail Group, Inc., and the Lenders that are parties thereto and JPMorgan Chase Bank, N.A., as agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2010	G-III APPAREL GROUP, LTD.
	By:	/s/ Neal S. Nackman
		Name:	Neal S. Nackman
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1
Amendment No. 4, dated May 13, 2010, to Amended and Restated Financing Agreement, by and among G-III Leather Fashions, Inc., J. Percy for Marvin Richards, Ltd., CK Outerwear, LLC, A. Marc & Co., Inc., Andrew & Suzanne Company Inc., AM Retail Group, Inc., and the Lenders that are parties thereto and JPMorgan Chase Bank, N. A., as agent.